EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the common stock of Biodesix, Inc. dated as of January 13, 2023 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

LAWRENCE T. KENNEDY, JR. REVOCABLE TRUST UAD 6/19/01

By: /s/ Lawrence T. Kennedy, Jr.
Name: Lawrence T. Kennedy, Jr.
Title: Trustee

LAWRENCE T. KENNEDY, JR. PERPETUITY TRUST UAD 6/30/16

By: /s/ Susan Callahan
Name: Susan Callahan
Title: Bryn Mawr Trust Company of Delaware, Trustee

LAIR BDSX GRAT 2022-3.2

By: /s/ Lawrence T. Kennedy, Jr.
Name: Lawrence T. Kennedy, Jr.
Title: Trustee

KFDI-B LLC

By: /s/ Lawrence T. Kennedy, Jr.
Name: Lawrence T. Kennedy, Jr.
Title: Manager

Lawrence T. Kennedy, Jr.

/s/ Lawrence T. Kennedy, Jr.

January 13, 2023